Exhibit 99.1

News Release

Independent Bank Corporation

                                                                                                                                230 West Main Street

                                                                                                                                Ionia, MI 48846

                                                                                                                                616.527.5820

For Release:        Immediately

Contact:                Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION

ANNOUNCES FINAL EXCHANGE RATIOS FOR

TRUST PREFERRED SECURITIES EXCHANGE OFFER

IONIA, Mich., June 21, 2010 — Independent Bank Corporation (Nasdaq: IBCP), the holding company of Independent Bank, a Michigan-based community bank ("we," "us" or the "Company"), today announced that it has determined the final exchange ratios in connection with its previously announced offer to exchange up to 180,200,000 newly issued shares of its common stock for properly tendered and accepted trust preferred securities issued by IBC Capital Finance II (Nasdaq:  IBCPO), IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (the "Exchange Offer"). The Exchange Offer has been made pursuant to a prospectus and related letter of transmittal, which are part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC").

In accordance with the terms of the Exchange Offer, the Company has determined the final exchange ratios for each series of trust preferred securities and listed the final exchange ratios in the table below.

As previously announced, the Early Tender Premium Deadline is the same as the Expiration Date for the Exchange Offer.  All holders whose trust preferred securities are accepted in accordance with the terms of the Exchange Offer are eligible to receive the Early Tender Premium Value per trust preferred security, namely, an additional 5% of the applicable Liquidation Amount of the trust preferred securities.

The total number of shares of the Company's common stock issuable for each Liquidation Amount of trust preferred securities tendered (and not subsequently withdrawn) during the Exchange Offer is equal to the applicable Exchange Value per trust preferred security divided by $0.7347, which is the arithmetic average of the per share volume weighted average price of the Company's common stock for each trading day in the five consecutive trading day period ended June 18, 2010. The number of shares of the Company's common stock issuable for each Liquidation Amount of trust preferred securities that is tendered (and not subsequently withdrawn) during the Exchange Offer, as applicable, is listed below:

Title of Securities	Issuer	Aggregate Liquidation Amount Outstanding	Liquidation Amount per Trust Preferred Security	Exchange Value per Trust Preferred Security	Exchange Ratio per Liquidation Amount

8.25% Cumulative Trust Preferred Securities (Nasdaq: IBCPO)	IBC Capital Finance II	$50,600,000	$25	$22.65	30.8289

Floating Rate Trust Preferred Securities	IBC Capital Finance III	$12,000,000	$1,000	$861.11	1,172.0566

Floating Rate Trust Preferred Securities	IBC Capital Finance IV	$20,000,000	$1,000	$864.54	1,176.7252

Floating Rate Trust Preferred Securities	Midwest Guaranty Trust I	$7,500,000	$1,000	$871.26	1,185.8718

The Company will not issue fractional shares of our common stock in the Exchange Offer.  Instead, the number of shares of the Company’s common stock received by each registered holder whose trust preferred securities are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

The Exchange Offer will expire at 11:59 p.m. Eastern time, on Tuesday, June 22, 2010, unless extended or earlier terminated by the Company. Trust preferred securities that are tendered may be withdrawn at any time prior to expiration. To receive the consideration in the Exchange Offer, holders must validly tender and not withdraw their securities prior to such expiration date. The Company intends to deliver the consideration for the trust preferred securities that are tendered in the Exchange Offer on or about Wednesday, June 23, 2010.

D.F. King & Co., Inc. is acting as exchange agent and information agent for this transaction. For further details please contact D.F. King & Co., Inc. at (800) 431-9643 or, for bankers and brokers, at (212) 269-5550 (Collect).

Important Additional Information about the Exchange Offer

The complete terms and conditions of the Exchange Offer are set forth in a prospectus and letter of transmittal sent to holders of the trust preferred securities. Holders are urged to read these Exchange Offer documents carefully as they contain important information.

This press release is neither an offer to purchase, nor a solicitation of a tender of,  the trust preferred securities or any other securities. The Company is making the Exchange Offer only by, and pursuant to the terms of, the prospectus and the related letter of transmittal. The Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company or its affiliates, the trustees of the various trusts, the dealer manager for the Exchange Offer, the exchange agent for the Exchange Offer, the information agent for the Exchange Offer, or any advisors to the Company is making any recommendation as to whether or not holders should tender their trust preferred securities in the Exchange Offer.

Copies of the prospectus and letter of transmittal may be obtained from D.F. King & Co., Inc., the information agent and exchange agent for the Exchange Offer, at (800) 431-9643 or, for bankers and brokers, at (212) 269-5550 (Collect). The Company has filed a registration statement (including the prospectus) on Form S-4 for the Exchange Offer with the SEC. Before any holder of trust preferred securities decides whether to participate in the Exchange Offer, the holder should read the prospectus contained with the registration statement and the letter of transmittal the Company has filed with the SEC for more complete information about the Company and the Exchange Offer. These documents may be obtained for free at the SEC's Web site, www.sec.gov or on the Company's Web site at www.IndependentBank.com under the "Investor Relations" tab.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.9 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com